EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
FNB United Corp. and Subsidiary:

We consent to the use of our reports dated March 16, 2009 in this registration statement on Form S-3, with respect to the consolidated financial statements of FNB United Corp. and Subsidiary as of December 31, 2008 and 2007 and for each of the three years in the period ending December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008 which reports appear in FNB United Corp. and Subsidiary’s 2008 Annual Report on Form 10-K, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement.

Our report with respect to the 2008 consolidated financial statements refers to the adoption of Staff Accounting Bulletin No. 109, “Written Loan Commitments Recorded at Fair Value through Earnings” and Emerging Issues Task Force EITF Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Split-Dollar Life Insurance Arrangements”.

/s/ Dixon Hughes PLLC

Charlotte, North Carolina
March 25, 2009